Exhibit 10.10
GROUND LEASE AGREEMENT
     THIS GROUND LEASE AGREEMENT (“Lease”) is made and entered into as of the date hereinafter set forth by and among ENTERPRISE PRODUCTS TEXAS OPERATING L.P., a Texas limited partnership (hereinafter referred to as “Lessor”), and DIAMOND-KOCH, L.P., a Delaware limited partnership (hereinafter referred to as “Lessee”).
WITNESSETH:
     WHEREAS, Lessor owns lands upon which Lessee owns and operates certain assets used solely in Lessee’s propylene business (the “D-K Propylene Assets”) and Lessee also operates, on behalf of the owners thereof, three, propane/propylene fractionators and related assets (the “Facility”) in which Lessor has a 66.66% undivided interest and in which Fina Splitter, Inc. has a 33.34% undivided interest; and
     WHEREAS, Lessor and Lessee desire to enter into this Ground Lease on the terms contained herein.
     NOW THEREFORE, for and in consideration of the mutual covenants contained herein, Lessor and Lessee agree as follows:
ARTICLE I.
     1.1 LEASED PREMISES. Subject to the terms, provisions, and conditions herein set forth, and in consideration of the covenants of payment and performance stipulated herein, Lessor has leased, and by these presents does hereby lease unto Lessee, and Lessee hereby lease from Lessor the following described tracts or parcels of land situated in Chambers County, Texas:
Being a tract of land lying and situated in Chambers County, Texas and being out of the WILLIAM BLOODGOOD AUGMENTATION SURVEY, ABSTRACT NO. 5 and situated across those certain tracts of land described as follows, being a 124 acre tract of land described in a deed from Gulf Oil Corporation to Diamond Alkali Company, dated June 17, 1947 as recorded in Volume 103 on Page 286 of the Deed Records of Chambers County, Texas, being a 48.4664 acre tract of land described in a deed from Gulf Oil Corporation to Diamond Shamrock Corporation as recorded in Volume 527 on Page 175 of the Deed Records of Chambers County, Texas, being a 8.68 acre tract of land described in a deed to Diamond Alkali Company as recorded in Volume 212 on Page 345 of the Deed Records of Chambers County, Texas, being a 0.464 acre tract of land described in a deed from Frank Jones Sylvia to Diamond Shamrock Corporation, dated December 12, 1975 and recorded in Volume 375 on Page 779 of the Deed Records of Chambers County, Texas, being a 0.525 acre tract of land described in a deed from Margaret Foster Wilburn to Diamond Shamrock Corporation, dated September 26, 1975 as recorded in Volume 373 on Page 286 of the Deed Records of Chambers County, Texas, being a 0.787 acre tract of land described in a deed from A. E. Speer to Diamond Shamrock Corporation, dated September 26, 1975 as recorded in

Volume 373 on Page 284 of the Deed Records of Chambers County, Texas, all tracts of land being conveyed to UDS NEWCO, INC, as described in a Special Warranty Deed dated August 31, 1998 as recorded in Volume 386 on Page 113 of the Official Public Records of Chambers County, Texas, and the said parcel being more particularly described by metes and bounds as follows, to-wit:
BEGINNING at the Northwest corner of the aforesaid referred to 0.464 acre tract of land, also being the Northeast corner of a 0.399 acre tract of land described in a deed to Eleanore Watson Collier et. al. as recorded in Volume 236 on Page 534 of the Deed Records of Chambers County, Texas, being an iron rod found for corner on the South Right of Way Line of Loop 207 (80’ Right-of-Way) said point being the Point of Beginning and having coordinates N 13875023.75 and E 3270029.50;
THENCE N 34°36’28” E with in part the North boundary line of said 0.464 acre tract and the South Right of Way Line of Loop 207 at 62.33 feet a 5/8” iron rod set for corner;
THENCE N 71°33’08” E at 778.26 feet a 5/8” iron rod set for corner;
THENCE S 18°26’52” E at 345.33 feet a 5/8” iron rod set for corner;
THENCE N 71°33’08” E at 289.93 feet a 5/8” iron rod set for corner,
THENCE S 19°39’08” E at 527.65 feet a 5/8” iron rod set for corner;
THENCE S 30°14’26” E at 278.49 feet intersect the North margin of Sun Oil Road a 5/8” iron rod set for corner;
THENCE three (3) calls with the North margin of Sun Oil Road as follows:
1.	S 59°19’08” W at 613.30 feet the Point of Curvature being a 5/8” iron rod set for corner;

2.	Westerly with a 7.6907° curve to the right having a radius of 745.00 and a chord bearing and distance of S 75°55’37” W, 425.89 feet, at 431.91 feet the Point of Tangency, being a 5/8” iron rod set for corner;

3.	N 87[0]27’53” W at 650.35 feet a 5/8” iron set for corner;
THENCE N 57°5025” E with a fence at 119.98 feet a 3/8” iron rod found for corner;
THENCE N 15°57’34” W with a fence line at 56.83 feet pass on line the north boundary line of the aforesaid 48.4664 acre tract being a 3/8” iron rod found for corner;
THENCE N 16°55’00” W with an eastern boundary line of a 26.343 acre tract of land conveyed to Warren Petroleum Corp, in Volume 236 on Page 534 of the Deed Records of Chambers County, Texas and a West boundary line of the said aforesaid Diamond Alkali Company 8.68 acre tract at 558.92 feet the northwest corner of said 8.68 acre tract also being an interior ell corner of said Warren Petroleum tract being a 1/2” iron rod found for corner,
THENCE N 49°20’22” E with in part the North boundary line of said 8.68 acre tract and a South boundary line of said Warren Petroleum tract at 452.66 feet the Southwest corner of the aforesaid Diamond Shamrock 0.464 acre tract, also being the Southeast corner of the aforesaid Collier 0.399 acre tract of land being a 1/2 iron rod found for corner;
THENCE N 52°57’17” W with the West boundary line of said 0.464 acre tract of land and the East boundary line of said Collier 0.399 acre tract of land at 191.17 feet the point and place of beginning and containing 35.698 acres of land, less and except a 0.437 acre Electrical Substation described as follows, to wit:
COMMENCING N 17°42’00” W, 851.86 feet and S 72°46’28” W, 102.77 feet from the recognized Southwest corner of a 124 acre tract of land described in a deed from Gulf Oil Corporation to Diamond Alkali Company as recorded in Volume 103 on Page 286 of the Deed Records of Chambers County, Texas being for corner and being the Point of Beginning and having coordinates N 13874676.50 and E 3270387.68;
THENCE S 72°00’17” W at 147.18 feet a chain link fence corner for corner,
THENCE N 17°52’53” W at 129.00 feet a chain link fence corner for corner,
THENCE N 72°47’78” E at 145.98 feet a chain link fence corner for corner;
THENCE S 17°21’12” E at 131.01 feet the point and place of beginning and containing 19.055 square feet, or 0.437 acres of land, leaving a net total acreage of 35.261 acres of land, more or less.
Note:
The bearings, distances, and coordinates used in this description are based on Texas State Plane Coordinates, South Central Zone, Lambert Projections, NAD83.
The above-described land is hereinafter referred to as the “Leased Premises.”
ARTICLE II.
     2.1 TERM A Subject to the terms hereof, this Lease shall commence on the effective date of this agreement” 01/17/2002 (“Commencement Date”) and shall continue in force, unless sooner terminated as hereinafter provided, until the earlier to occur of (i) December 31, 2100 or (ii) the effective date of the termination, by Lessee or their assigns, for any reason, of operations on the Leased Premises which operations relate to the construction, ownership, and operation of all of the Improvements (as herein defined) permitted by this Lease and constructed on the Leased Premises.

ARTICLE III.
     3.1 USE; COMPLIANCE WITH LAWS. The Leased Premises may be used by for the operation of the D-K Propylene Assets and of the Facility as the same are constructed as of the Commencement Date or substitutions or replacements of the same, all as described with more particularity in Schedule 3.1 attached hereto and incorporated herein by this (the “Existing Assets”). The Leased Premises may also be used for additional propylene splitter fractionators and related tanks, machinery, equipment, fixtures, appliances, valves, fittings, flares, and material of any nature whatsoever and any and all appurtenances thereto which are necessary for the operation of the same and for alterations, additions, enlargements, replacements, and revisions of the same or of the assets described on Schedule 3.1 hereto (the “Additional Assets”). In no event may the Existing Assets or Additional ever consist of, or be used for any purpose other than, fractionators, propylene sales or Assets, any other similar uses, or any used inconsistent with a propylene splitter business.
The Existing Assets and the Additional Assets are sometimes herein collectively called the “Improvements.” The agreements set forth herein with respect to the use of the Leased Premises are a material consideration to Lessor to enter into this Lease, and the Leased Premises may not be used for any purpose not set forth herein. Lessee shall comply with all federal, state, county, city, and other local laws, ordinances, and regulations applicable to the Leased Premises, to the Improvements situated on the Leased Premises, and to all activities of Lessee on or about the Leased Premises (all such laws, ordinances, and regulations being hereinafter referred to as “Laws”). Notwithstanding the foregoing, Lessee shall not have any obligation to Lessor with respect to violations, if any, of any Laws (including any “Environmental Law,” as that term is defined in below), which violations may now or hereafter exist on the Leased Premises solely as the result of the operations of Lessor. For purposes hereof, “Environmental Law” means any and all federal, state, and local laws, ordinances, and regulations relating to the environment or the release of any materials into the environment or the handling, storage, disposal, treatment, and/or delivery of any hazardous materials to or from the Leased Premises.
ARTICLE IV.
     4.1 RENTAL. As consideration for the use and occupancy of, and as rental for, the Leased Premises, Lessee promises and agrees to pay Lessor, while this Lease remains in force and effect, in the manner hereinafter provided, and subject to the terms, provisions, and conditions herein set forth, a lease rental of Seven Thousand Dollars ($7,000.00) per month. Such rental shall be payable monthly in advance, the first installment to be due and payable on the Commencement Date of the term of this Lease, and succeeding installments of rental shall be due on the first day of each month thereafter, without notice or demand. In the event that this Lease shall begin on other than the first day of any month, the first and last month’s rental shall be prorated and the last month’s rental shall be due on the first day of the month in which this Lease terminates.

     4.2 PLACE OF PAYMENT. Lessee shall pay all rental and other sums payable by Lessee pursuant to the terms of this Lease to Lessor at Lessor’s address hereinafter set forth.
     4.3 NET LEASE. This Lease is a net lease, and Lessee shall pay to Lessor, net throughout the term of this Lease, the rental in addition to (and not in lieu of) any other payments due hereunder. All rental and other payments due hereunder shall be free of any taxes (other than those taxes based on net income), assessments, or similar charges payable by Lessee or for which Lessee is responsible pursuant to Article X hereof.
ARTICLE V.
     5.1 CONSTRUCTION/MAINTENANCE. The Improvements shall be constructed in a good and workmanlike manner and in all respects in compliance with applicable Laws. Lessee shall not have any right, authority, or power to bind Lessor, the Leased Premises, or any interest of Lessor in the Leased Premises, for any claim for labor, materials, or specially fabricated materials or for any other charge or expense incurred in or related in any manner to erection and construction of any of the Improvements on the Leased Premises or any alterations, additions, or improvements thereto or any replacement or substitution therefor. LESSEE SHALL INDEMNIFY LESSOR AGAINST AND HOLD IT HARMLESS FROM ALL LIABILITY, COSTS, AND EXPENSES RELATED TO ANY CLAIMS OR LIENS BY WHOMSOEVER MADE OR FILED ARISING OUT OF SUCH CONSTRUCTION, INCLUDING ANY MECHANIC’S OR MATERIALMEN’S CLAIMS OR LIENS. LESSEE SHALL TAKE ANY ACTION NECESSARY TO RELEASE OR DISCHARGE ANY SUCH CLAIMS OR LIENS MADE OR FILED AGAINST LESSOR OR ITS PROPERTY (INCLUDING THE LEASED PREMISES); PROVIDED, THAT IF LESSEE CONTESTS THE VALIDITY OF SUCH A LIEN IN GOOD FAITH, LESSEE MAY, IN LIEU OF OBTAINING A RELEASE THEREOF, POST A BOND OR OTHER SECURITY REASONABLY SATISFACTORY TO LESSOR SUFFICIENT TO PROTECT LESSOR THEREFROM DURING THE PENDENCY OF SUCH CONTEST. Lessee shall not in any way be considered as an agent or agents of Lessor in connection with the construction, erection, alteration, replacement, or operation of the Improvements on the Leased Premises. Lessor shall have the right to post such notices of nonresponsibility on or about the Leased Premises or the Improvements thereon concerning the foregoing as Lessor shall elect.
     5.2 APPLICATION FOR GOVERNMENTAL APPROVAL. Lessor shall assist Lessee in any applications to any governmental authority for the erection and construction of the Improvements. Lessor shall grant to Lessee any easements or rights of way across Lessor’s adjoining properties at locations reasonably designated by Lessor as shall be reasonably necessary to construct, alter, replace, or operate the Improvements on the Leased Premises, so long as such easements and rights of way do not unreasonably interfere with use of Lessor’s adjoining properties. No such assistance or grants of Lessor, however, shall bind the Leased Premises or Lessor beyond the term of this Lease, and all such applications, easements, rights-of -way, and other matters shall at Lessor’s option cease and terminate upon the termination of this Lease for any reason whatsoever.
     5.3 OWNERSHIP OF IMPROVEMENTS. Ownership of the Improvements erected or constructed on the Leased Premises by Lessee shall remain in Lessee (100% with respect to the D-K Propylene Assets and to the extent of Lessee’s ownership interest with respect to the Facility) throughout the term of this Lease, subject to the terms of this Lease. Unless an event of default (as defined in Section 12.1 hereof) has occurred and is continuing, Lessee may at any time during the term of this Lease or upon the termination of the term of this Lease remove the Improvements located on the Leased Premises. Additionally, upon termination of this Lease for any reason, Lessee shall remove the Improvements constructed by Lessee on the Leased Premises. Such removal shall be accomplished in compliance with all Laws. In the event that the Improvements are not removed at or prior to the termination of the term of this Lease, Lessee be considered in holdover as contemplated in Section 13.5 until the Improvements are removed. Notwithstanding any provision herein contained to the contrary, in the event for any reason whatsoever the Improvements have not been removed from the Leased Premises within one (1) year after the termination of the term of this Lease, then the Movements shall at the option of Lessor and upon written notice to Lessee (i) become the property of Lessor or (ii) Lessor may elect to remove the Improvements from the Leased Premises and dispose of such Improvements in any manner elected by Lessor, and Lessee shall to Lessor on demand all such Improvements, less the amount of any proceeds received by from such disposition. Lessee shall repair all damage or injury to the Leased Premises from the removal of the Improvements from the Leased Premises and shall return the Leased Premises to substantially the same condition as the Leased Premises were in on January 13, 1989. Lessee shall pay any actual and necessary costs incurred by Lessor to put the Leased Premises in such condition if Lessee do not do so.
ARTICLE VI.
     6.1 CONDITION OF LEASED PREMISES. Subject to the provisions of this Section 6.1, Lessee hereby acknowledges and agrees that it is thoroughly familiar with the condition of the Leased Premises, and that it accepts the Leased Premises in an “AS IS, WHERE IS” condition subject to all defects whatsoever, latent or otherwise. LESSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE LEASED PREMISES, THE HABITABILITY OF THE LEASED PREMISES, OR THE FITNESS OF THE LEASED PREMISES FOR ANY PURPOSE AND LESSEE EXPRESSLY WAIVES AND RELEASES ANY CLAIMS THEREFOR.
     6.2 LESSOR’S MAINTENANCE. Except to the extent covered by Lessor’s indemnification obligations pursuant to Section 7.2 hereof, Lessor shall have no obligation whatsoever to maintain or repair all or any portion of the Leased Premises, such duty of maintenance and repair being the responsibility of Lessee as more fully set forth hereinbelow.
     6.3 LESSEE’S MAINTENANCE: REPAIRS. Lessee, at Lessee’s sole risk, liability, cost, and expense, shall keep and maintain the Leased Premises and all Improvements thereon in good and safe condition and in first class order and repair. Lessee shall comply with all Laws relating to such maintenance and repairs,
ARTICLE VII.
     7.1 LESSEE’S INDEMNITY. EXCEPT AS HEREINAFTER EXPRESSLY PROVIDED IN THIS SECTION 7.1 TO THE CONTRARY, LESSEE SHALL INDEMNIFY AND HOLD HARMLESS LESSOR, ITS SUCCESSORS AND ASSIGNS (THE

“INDEMNIFIED PARTIES”), FROM ALL CLAIMS, SUITS, ACTIONS, JUDGMENTS, AND PROCEEDINGS WHATSOEVER WHICH MAY BE BROUGHT, INSTITUTED, OR INCURRED ON ACCOUNT OF OR GROWING OUT OF ANY AND ALL INJURIES OR DAMAGES, INCLUDING DEATH, TO PERSONS OR PROPERTY (INCLUDING, WITHOUT LIMITATION, DAMAGE SUSTAINED BY LESSOR, ITS EMPLOYEES, AND AGENTS, AND REPRESENTATIVES OR OWNERS OF PROPERTY IN THE VICINITY OF THE LEASED PREMISES) IN CONNECTION OR GROWING OUT OF THE OPERATIONS OF LESSEE ON THE LEASED OR THE PERFORMANCE BY LESSEE OF ITS OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, THE CONSTRUCTION, MAINTENANCE, OR OPERATION OF THE IMPROVEMENTS ON THE LEASED (“CLAIMS”), AND ALL LOSSES, COSTS, PENALTIES, DAMAGES, AND LISTS OF DEFENDING AGAINST, INVESTIGATING, AND SETTLING THE LESSEE SHALL ASSUME ON BEHALF OF THE INDEMNIFIED PARTIES CONDUCT WITH DUE DILIGENCE AND IN GOOD FAITH THE DEFENSE OF ALL CLAIMS BROUGHT AGAINST ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, WITHOUT RELIEVING LESSEE OF ITS OBLIGATIONS UNDER THIS LEASE, THE INDEMNIFIED PARTIES, AT THEIR ELECTION, MAY DEFEND OR PARTICIPATE, AT THEIR SOLE COST AND EXPENSE, IN THE DEFENSE OF ANY OR ALL OF THE CLAIMS WITH ATTORNEYS AND REPRESENTATIVES OF THEIR OWN CHOOSING, MAINTENANCE OF THE INSURANCE REFERRED TO IN THIS LEASE SHALL NOT AFFECT LESSEE’S OBLIGATIONS UNDER THIS SECTION 7.1 AND THE LIMITS OF SUCH INSURANCE SHALL NOT CONSTITUTE A LIMIT ON LESSEE’S LIABILITY UNDER THIS SECTION 7.1. LESSOR AGREES THAT LESSEE SHALL HAVE THE RIGHT TO CONTEST THE VALIDITY OF ANY AND ALL SUCH CLAIMS OF ANY KIND OR CHARACTER AND BY WHOMSOEVER CLAIMED, IN THE NAM! OF LESSEE OR LESSOR, AS LESSEE MAY DEEM APPROPRIATE, PROVIDED THAT THE EXPENSES THEREOF SHALL BE PAID BY LESSEE, OR LESSEE SHALL CAUSE THE SAME TO BE PAID BY THEIR INSURER, AND FURTHER PROVIDED, THAT THE PROSECUTION OF SUCH CONTEST WILL NOT THREATEN OR AFFECT THE CONTINUED OWNERSHIP OF THE LEASED PREMISES BY LESSOR OR THE OPERATION THEREOF BY LESSEE. NOTWITHSTANDING THE FOREGOING, THE INDEMNITY OF LESSEE HEREUNDER SHALL NOT COVER THAT PROPORTION OF ANY CLAIMS ATTRIBUTABLE TO (I) THE NEGLIGENCE OF THE INDEMNIFIED PARTIES (WHEN ACTING IN ITS CAPACITY AS LESSOR), OR ANY OF THEM OR (II) THE VIOLATION BY THE INDEMNIFIED PARTIES OF ANY LAW APPLICABLE TO THE LEASED PREMISES.
     7.2 LESSOR’S INDEMNITY. LESSOR AGREES TO INDEMNIFY AND HOLD HARMLESS LESSEE FROM AND AGAINST ANY AND ALL CLAIMS WHICH MAY BE BROUGHT, INSTITUTED, OR INCURRED ON ACCOUNT OF OR GROWING OUT OF ANY AND ALL INJURIES OR DAMAGES, INCLUDING DEATH, TO PERSONS OR PROPERTY (INCLUDING, WITHOUT LIMITATION, DAMAGE SUSTAINED BY OWNERS OF PROPERTY IN THE VICINITY OF THE LEASED PREMISES) IN CONNECTION WITH OR GROWING OUT OF (A) LESSOR’S ITERATIONS ON OR ADJACENT TO THE LEASED PREMISES OR THE PERFORMANCE BY LESSOR OF ITS OBLIGATIONS HEREUNDER (B) THE NEGLIGENCE OF LESSOR, ITS EMPLOYEES, AGENTS, INDEPENDENT CONTRACTORS, OR SERVANTS, OR (C) THE VIOLATION BY LESSOR, IF ANY, OF ANY ENVIRONMENTAL LAW APPLICABLE TO THE LEASED

PREMISES. LESSOR SHALL ASSUME ON BEHALF OF LESSEE AND CONDUCT WITH DUE AND IN GOOD-FAITH THE DEFENSE OF ALL CLAIMS FOR WHICH HAS AGREED TO INDEMNIFY LESSEE PURSUANT TO THIS SECTION PROVIDED, HOWEVER, THAT WITHOUT RELIEVING LESSOR OF ITS OBLIGATIONS HEREUNDER, LESSEE, AT ITS ELECTION, MAY DEFEND OR PARTICIPATE, AT ITS SOLE COST AND EXPENSE, IN THE DEFENSE OF ANY OR OF SUCH CLAIMS WITH ATTORNEYS AND REPRESENTATIVES OF ITS CHOOSING.
ARTICLE VIII.
     8.1 CASUALTY INSURANCE. Lessee shall during the term of this Lease carry such insurance on the Improvements as Lessee shall elect covering loss or damage by fire or other casualty, provided that Lessee shall continue to carry such insurance in such amounts as will be required to cover the cost of removal of the Improvements and restoration of the Leased Premises to the same condition as existed on January 13, 1989, in the event that the extent of damage or destruction to the Improvements results in a constructive total loss of the Improvements,
     8.2 LIABILITY INSURANCE. During the term of this Lease, Lessee agrees to secure and maintain in force, at its sole cost and expense, comprehensive general liability insurance, including coverage for contractual liability, issued by a reputable company or companies or via self-insurance, or a combination thereof, with limits of not less than Ten Million Dollars ($10,000,000.00) combined single limit with respect to bodily injury or death and property damage in any one accident. Such limits shall be increased from time to time during the term hereof upon request by Lessor in amounts which Lessor in its reasonable business discretion may deem to be reasonable at the time.
     8.3 INSURANCE COMPANIES: CANCELLATION. Lessee shall provide Lessor with certificates of all insurance required or permitted to be carried hereunder. All such insurance shall name both Lessor and Lessee as insureds and shall provide that such insurance may not be cancelled without first giving at least thirty (30) days advance written notice to Lessor.
     8.4 FAILURE TO CARRY INSURANCE. In the event of the failure of Lessee to maintain any insurance required hereunder, Lessor may at its election (but shall not be obligated to) procure such insurance, at reasonable premium rates, as may be necessary to comply with the above requirements, and Lessee agrees to repay the cost of same to Lessor on demand, with interest thereon at the Contract Rate until paid. The term “Contract Rate” shall mean the lesser of (i) the highest prime rate of interest published in the Money Section of the Wall Street Journal from time to time during the term of this Lease (“Prime Rate”) plus three percent (3%) or (ii) the highest lawful rate permitted by applicable law. The Contract Rate shall change as often as and contemporaneously with any change in the Prime Rate.
     8.5 WAIVER OF SUBROGATION. ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING (INCLUDING THE INDEMNITY AGREEMENTS SET FORTH IN ARTICLE VII, TO WHICH THE WAIVER OF SUBROGATION PROVIDED FOR HEREIN BY LESSOR AND LESSEE SHALL NOT BE APPLICABLE), LESSOR AND

LESSEE EACH HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION, OR CAUSE OF ACTION, AGAINST THE OTHER, ITS AGENTS, OFFICERS, OR EMPLOYEES, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE IMPROVEMENTS, OR ANY PART THEREOF, OR ANY PERSONAL PROPERTY OF SUCH PARTY THEREIN, BY REASON OF FIRE, ELEMENTS, OR ANY OTHER CAUSE WHICH IS INSURED AGAINST OR WHICH COULD BE INSURED AGAINST UNDER A SPECIAL FORM PROPERTY INSURANCE POLICY. REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, OFFICERS, OR EMPLOYEES, AND COVENANTS THAT NO INSURER SHALL HOLD ANY RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY. ALL PROPERTY INSURANCE OBTAINED BY EITHER LESSEE OR LESSOR HEREUNDER SHALL CONTAIN PROVISIONS WHEREBY THE INSURER RELEASES ALL RIGHTS OF SUBROGATION AGAINST BOTH LESSOR AND LESSEE.
ARTICLE IX.
     9.1 PERFORMANCE BY LESSOR. If Lessee shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, Lessor may, but shall not be obligated to, and without notice or demand and without waiving or releasing Lessee from any obligation of Lessee under this Lease, make such payment or perform such other act to the extent Lessor may deem desirable, and in connection therewith pay expenses and employ counsel. All sums paid by Lessor and all expenses in connection herewith, together with interest thereon at the Contract Rate from the date of such payment, shall be deemed additional rent hereunder and be payable to Lessor on demand and Lessor shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of rent.
ARTICLE X.
     10.1 TAXES. Lessee shall pay all ad valorem taxes and general or special assessments which accrue against the Leased Premises and the Improvements thereon during the term of this Lease. Lessor agrees to cooperate with Lessee to secure a separate assessment for the Leased Premises with the taxing authorities. Further, if at any time during the term of this Lease the present method of taxation or assessment should be so changed that the whole or any part of the taxes or assessments now levied or assessed on real estate and/or the Improvements thereon shall be discontinued and as a substitute therefor taxes, assessments, levies, or charges shall be levied, or assessed wholly or partly on the rents received from the Leased Premises or any part thereof, then such substitute taxes, assessments, levies, or charges, to the extent so levied or assessed, shall be deemed to be included within the terms taxes and assessments to the extent that such substitute taxes, assessments, levies, or charges would be payable if the Leased Premises were only property of Lessor subject to such taxes, assessments, levies, or charges. Lessee shall not be required to pay any taxes imposed on the income of Lessor generally. Lessee further to pay all taxes and assessments of every kind or character levied, assessed, or imposed or against any business activities conducted by Lessee upon the Leased Premises, and upon against any and all personal property of Lessee now or hereafter placed by Lessee, the successors, legal representatives, and assigns of Lessee, in or upon the Leased Premises, and are or may hereafter be placed in or upon the Leased Premises or any Improvements now or hereafter situated thereon.

     10.2 PAYMENT OF TAXES BY LESSOR. If Lessee shall fail to pay any of such or assessments before the same become delinquent, Lessor may, at Lessor’s election, pay such taxes or assessments with interest and penalties due thereon, and the amount so paid by Lessor shall constitute additional rent due from Lessee on demand, together with interest thereon at the Contract Rate from the date of such payment by Lessor until repaid by Lessee.
ARTICLE XI.
     11.1 DAMAGE TO OR DESTRUCTION OF IMPROVEMENTS. In the event that all or substantially all of the Improvements situated on the Leased Premises shall be wholly or partially destroyed or damaged by fire, windstorm, rising water, or any other casualty whatsoever, subject to its obligations contained in Section 6.3 above, Lessee may, at Lessee’s sole option, repair or replace such Improvements or other property, provided that in any event Lessee shall be obligated to repair all damage or destruction to the Leased Premises. In the event that less than all or substantially all of the Improvements are so destroyed or damaged, Lessee may elect not to repair the same, provided that Lessee shall repair all damage or destruction to the Leased Premises and shall remove and clean-up any debris or remnants of Improvements not repaired or restored. In the event that the damage or destruction is of all or substantially all of the Improvements and Lessee shall determine not to repair or replace the Improvements, or Lessee shall fail to commence the repair or replacement of the Improvements within one (1) year after the date of damage or destruction or shall thereafter fail to complete the repair or replacement of the Improvements with diligence, then this Lease shall terminate, provided, however, that notwithstanding the foregoing, Lessee shall repair or replace the damaged Improvements and/or otherwise safeguard the Leased Premises to the extent deemed reasonably necessary by Lessor to protect any adjacent property and the health and safety of any persons residing or working thereon or as may otherwise be required by Law; provided further, however, the requirement that Lessee proceed with any such repair or replacement with diligence shall not be applicable to the extent that (i) any court of competent jurisdiction has issued an order or entered a judgment prohibiting or restricting Lessee from effecting such repair or replacement or (ii) Lessee is involved in a bona fide dispute with any insurer of the damaged or destroyed Improvements in respect of the insurance proceeds payable thereon. In the event of a termination of this Lease pursuant to the immediately preceding sentence, Lessee shall nevertheless be obligated to repair all damage or destruction to the Leased Premises and to remove the remaining Improvements and reasonably restore the Leased Premises to the same condition as it existed on January 13, 1989. Additionally, in the event this Lease is so terminated and Lessee does not remove the Improvements, Lessee shall assign or pay to Lessor all insurance proceeds in respect of the damage or destruction. There shall not be any abatement of rent or other sums payable hereunder during repair or replacement of the Improvements. Notwithstanding the foregoing, regardless of the extent of the damage or destruction, Lessee shall immediately repair any damage or destruction which affects the health or safety of any persons or property.
     11.2 TOTAL CONDEMNATION. Lessor and Lessee agree that should the whole of the Leased Premises be taken (which term when used in this Article XI shall include any Conveyance in avoidance or settlement of condemation or eminent domain proceedings) by any government or power whatsoever, or by any corporation under the right of eminent domain, or the whole of said Leased Premises and Improvements be condemned by any court, city, county, or governmental authority or office, department, or bureau of the city, county, or United States, or if such a portion of the Leased Premises is taken so that in Lessee’s judgment it is economically unsound to continue to use the remainder of the Leased Premises, then this Lease shall terminate as of the date of taking possession by the condeming authorities.
     11.3 PARTIAL CONDEMNATION: CONTINUATION OF LEASE. In the event that only a portion of the Leased Premises is taken by any government or power whatsoever under the power of eminent domain and this Lease is not terminated pursuant to Section 11.2 hereof, then this Lease shall continue in full force and effect as to the remainder of the Leased Premises, and the rental payable hereunder during the remainder of the term hereof after the date of taking by the condemning authority shall be reduced prorata based on the number of acres remaining in. the Leased Premises, provided that there shall not be any abatement of rental or other so due hereunder by reason of the repair or replacement of the Improvements.
     11.4 PARTIAL CONDEMNATION: CONTINUATION OF LEASE. In the event that only a portion of the Leased Premises is taken by any government or power whatsoever under the power of eminent domain and this Lease is not terminated pursuant to Section 11.2 hereof, then this Lease shall continue in full force and effect as to the remainder of the Leased Premises, and the rental payable hereunder during the remainder of the term hereof after the date of taking by the condemning authority shall be reduced prorata based on the number of acres remaining in. the Leased Premises, provided that there shall not be any abatement of rental or other so due hereunder by reason of the repair or replacement of the Improvements.
     11.5 REPAIRS AND RESTORATION IN EVENT OF CONDEMNATION. In the event that this Lease is terminated by reason of the condemnation of the Leased Premises, then Lessor and Lessee shall have the rights and obligations with respect to the remaining Improvements as set forth in Section 5.3 hereof. Notwithstanding the foregoing, Lessee, at its sole cost and expense, shall repair or restore the remainder of the Leased Premises. In the event that only a portion of the Leased Premises is taken and the damage to the remaining Improvements is material and this Lease is not terminated by reason of the taking, then Lessee shall repair or replace the remainder of the Leased Premises and Improvements suitable for the conduct of Lessee’s business. Such repair or replacement shall be conducted in the same mariner and with the same requirements as are set forth in Section 5.2 hereof with respect to the original construction of such Improvements. In the event that Lessee fails to commence such repairs or replacement within one (1) year after the date of taking, or in the event that Lessee shall thereafter fail to complete the repairs or replacement with diligence, then this Lease shall terminate, and Lessor and Lessee shall have the rights and obligations with respect to the remaining Improvements as are set forth in Section 5.3 hereof. Notwithstanding the foregoing, whether or not the damage to the remaining Improvements is material, Lessee shall immediately repair any damage or destruction which affects the health or safety of any persons or property. The term “material” shall mean that after the taking, the remaining Improvements cannot be (or are not being) operated for the purposes set forth in Section 3.1 hereof.
     11.6 AWARD IN CONDEMNATION. In the event of the taking of any part or all of the Leased Premises, (a) Lessor shall be entitled to such a portion of the award in condemnation as will be equal to the fair market value of the Leased Premises unburdened by this Lease and Lessee shall be entitled to receive the value of the Improvements taken or (b) at Lessee’s request, Lessor shall request the court having jurisdiction over such condemnation proceeding to apportion the award on the basis of comparative value, including severance damages, and subject to right of appeal, such award shall be binding on Lessor and Lessee.
ARTICLE XII.
     12.1 DEFAULT. Each of the following shall be deemed an “event of default” by and a material breach of this Lease:
     (A) Failure by Lessee to pay any installment of rent or to pay taxes or other liquidated sums of money herein stipulated to be paid by Lessee and such failure continues for a period of thirty (30) days after written notice thereof has been given to Lessee.
     (B) Failure by Lessee to perform or observe any of the terms, covenants, conditions, agreements, and provisions of this Lease (other than the payment of rent, taxes, insurance premiums, or other liquidated sums of money) stipulated in this Lease to be observed and performed by Lessee if such failure shall continue for a period of sixty (60) days after notice thereof has been given to Lessee; provided, however, that if any such failure (other than a failure involving payment of liquidated sums of money) cannot reasonably be cured within such sixty (60) day period, then Lessor shall not have the right to terminate this Lease or Lessee’s right to possession pursuant to Section 12.2 hereof for so long as Lessee proceed in good faith and with reasonable diligence to remedy and correct such failure, provided that Lessee have promptly commenced to cure such failure after the effective date of such notice (and in any event within such sixty (60) day period) and diligently proceed with the cure. Notwithstanding any of the foregoing, in the event that the default is the failure to comply with any laws, regulations, or ordinances, including, without limitation, any Environmental Laws or any laws, regulations, or ordinances governing the handling, storage, and/or delivery of hazardous materials to, on, or from the Leased Premises and such default results in danger to persons or property and if the governmental agency with jurisdiction over the matter determines that cure of the default must occur in a shorter time period, then the time period for cure of the default shall be reduced to the shorter period.
     12.2 REMEDIES. If any event of default occurs hereunder, Lessor may, at any time thereafter and without waiving any other rights hereunder or available to Lessor at law or in equity, do one or more of the following:
     (A) Lessor shall have the right to enforce the full and specific payment and performance of such obligations by Lessee under this Lease in any manner or method provided by law or to otherwise avail itself of all its rights and remedies at law or in equity.
     (B) Lessor may terminate this Lease by giving Lessee written notice thereof in which event this Lease and the leasehold estate created hereby and all interest of Lessee and all parties claiming by, through, or under Lessee shall automatically, terminate upon the effective date of such notice with the same force and effect and to the same extent as if the effective date of such notice were the day originally fixed in Article n hereof for the expiration of the term of this Lease, and Lessor, its agents or representatives, shall have the right, without further demand or-notice, to peacefully reenter and take possession of the Leased Premises (including all Improvements thereon) and remove all persons and property therefrom, with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or existing breaches of covenants. Lessor shall then be entitled to recover forthwith as damages a sum of money equal to and total of (a) the cost of recovering and restoring the Leased Premises, (b) the unpaid rent earned at the time of termination, plus interest thereon at the rate often percent (10%) per annum from the due date, (c) the present value (discounted at the rate of eight percent (8%) per annum) of the balance of the rent for the remainder of the term less the present value (discounted at the same rate) of the fair market rental value of the Leased Premises for said period, and (d) any other sum of money owed by Lessee and any damages suffered by Lessor.
Upon the exercise of Lessor’s remedies pursuant to this Section 12.2, Lessee shall execute such releases, deeds, and other instruments in recordable form as Lessor shall reasonably request to accurately set forth of record the status of the leasehold estate and Lessee’s rights hereunder.
     12.3 WAIVER. No waiver of any breach of any covenant or provision of this Lease shall be construed to be a waiver of any other or subsequent breach of the same or of any other covenant or provision, and the acceptance of rental after default shall not be deemed a waiver of the right to demand the complete, prompt performance by Lessee of its obligations hereunder as such obligations become due in accordance with their terms.
     12.4 ATTORNEYS’ FEES. In the event Lessor or Lessee default in the performance of any of the terms, covenants, conditions, agreements, or provisions contained in this Lease or any default otherwise occurs under this Lease and either party employs attorneys in connection with the enforcement of this Lease or any provision hereof or the exercise of any of its remedies hereunder, the prevailing party shall be entitled to prompt reimbursement of its reasonable attorneys’ fees incurred thereby.
ARTICLE XIII.
     13.1 RIGHT OF ENTRY. Lessor or Lessor’s representatives shall have, upon giving reasonable notice, the right at all times during the term of this Lease to enter upon any part of the Leased Premises or the Improvements thereon for the purpose of determining whether the conditions and covenants contained in this Lease are being kept and performed so long as such entry does not interfere with the operations of Lessee on the Leased Premises. Except in cases of emergency where imminent harm to persons or property is threatened (in which event notice will be given as much in advance as possible) Lessor agrees to give reasonable notice (not less than 24 hours) to Lessee in the event of any such entry.
     13.2 UTILITIES. Lessee agree to pay all charges for water, gas, electricity, phone service, and any other utilities used on the Leased Premises or the Improvements thereon during term of this Lease, Arrangements for the connection, commencement, and termination of all utility services are the Lessee’s responsibility. Upon termination of this Lease and upon Lessor’s request, Lessee will furnish the Lessor receipts for payment of all final utility bills.
     13.3 ASSIGNMENT OR SUBLEASE. Lessee shall not assign this Lease or sublet the Leased Premises, or any part thereof (including, but not limited to, any assignment by operation of law), except in connection with the assignment or subletting by Lessee to a co-owner of the Facility or in connection with a sale of Lessee’s ownership interest in the D-K Propylene Assets or in the Facility.
     13.4 ENCUMBRANCE. Without the prior written consent of Lessor, Lessee shall not mortgage, grant a security interest in, or otherwise encumber all or any part of the interests of Lessee in this Lease or in and to the Leased Premises.
     13.5 HOLDING OVER. It is agreed that any holding over by the Lessee of the Leased Premises after the expiration of this Lease by lapse of time or otherwise shall operate and be construed as a tenancy from month to month at a monthly rental equal to two hundred percent (200%) of the rental provided for herein.
     13.6 SURRENDER OF POSSESSION. Upon termination of this Lease, Lessee shall surrender the Leased Premises in substantially as good condition as the same were when Lessee originally accepted possession thereof from Lessor on January 13, 1989, excepting only actual wear and tear from the reasonable use thereof.
     13.7 TRANSFER BY LESSOR. Lessor shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder in the Leased Premises (including its fee ownership of the Leased Premises), including this Lease, provided, that such assignee agrees in writing to assume Lessor’s obligations under this Lease which occur subsequent to the date of such assignment. If Lessor assigns this Lease to any person or entity possessing the same or better financial net worth (determined in accordance with generally accepted accounting principles) as Lessor has as of the effective date hereof, thereupon Lessor shall be automatically freed and relieved of any and all liability of any type for any acts, obligations, or covenants occurring or arising subsequent to the date of such assignment, or any Claims relating thereto. Any successor or assignee of Lessor shall also have the right to assign this Lease and be relieved of any further obligation or liability hereunder provided that the new assignee shall have the same or better financial net worth as Lessor has as of the effective date hereof. Any assignment by Lessor, its successors or assigns, to any assignee not having the required financial capability shall not relieve the assignor from any liability hereunder.
     13.8 EXPENSES AND PERFORMANCE. Irrespective of whether or not expressly so stated, all of the duties, covenants, obligations, and agreements of each party hereto, respectively, and all acts and things done or provided to be done by each party hereto, respectively, shall be fully and punctually kept, performed, and complied with by such party at such party’s sole risk, cost, expense, and liability and without cost, risk, expense, or liability to or on the part of the other party.

     13.9 RELIEF BY TERMINATION. No termination of this Lease, regardless of how such termination may be brought about or occur, by or insofar as it relates to or affects any party hereto, shall relieve any party hereto of any duties, obligations, or liabilities which shall theretofore have accrued or become payable or performable by such party.
     13.10 WAIVER. LESSEE DOES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE, RELEASE, AND RELINQUISH ALL CLAIMS, CAUSES OF SUITS, AND LIABILITY (COLLECTIVELY, “CAUSES OF ACTION”) LESSOR UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT (THE “ACT”), WHETHER NOW OR HEREAFTER EXISTING, TO THE EXTENT THAT THE ACT MAY BE APPLICABLE TO THIS LEASE OR THE LEASED PREMISES.
     13.11 MEMORANDUM OF LEASE: RELEASE. At the request of any party hereto, all parties hereto shall enter into a memorandum of this Lease in recordable form setting forth the identity of Lessor and Lessee, the description of the Leased Premises, the Commencement Date of this Lease, and the term hereof. Upon the termination of this Lease for any reason whatsoever, all parties hereto shall enter into a memorandum in recordable form setting forth the termination hereof.
     13.12 SUBJECT TO PRIOR EASEMENTS AND TO LESSOR’S RIGHT TO USE LEASED PREMISES. This Lease is subject and inferior to Lessor’s operations conducted under the Leased Premises as of the date hereof and to any rights of way and/or easements affecting the Leased Premises as of the date hereof (whether filed of record or visible from a visual inspection of the Leased Premises) and shall not limit, restrict, or supersede the rights granted thereby. Lessor may, at any time and from time to time, after giving reasonable notice, enter upon the Leased Premises for any desired purpose, including, but not limited to, laying, maintaining, constructing, operating, inspecting, replacing, repairing, and removing pipelines, electric and other utility lines, pump and meter stations, and their appurtenances, at such locations as Lessor may select, so long as such entry does not unreasonably interfere with Lessee’s use of the Leased Premises.
ARTICLE XIV.
     14.1 NOTICE. Any notices or communications required or permitted to be given pursuant to this Lease shall be considered as properly given or made if (i) sent by overnight messenger, facsimile, telecopier, or tested telex or (ii) mailed from within the United States by first class United States mail, postage prepaid, in certified or registered form, return-receipt requested, and addressed as follows:

If to Lessor:

For Payments:	Enterprise Products Texas Operating L.P.
P.O. Box 4324
Houston, TX 77210-4324

For Overnight Messenger:	Enterprise Products Texas Operating L.P.
Attention: President
2727 North Loop West
Houston, TX 77008

For Mail:	Enterprise Products Texas Operating L.P.
Attention: President
P.O. Box 4324
Houston, TX 77210-4324

For Facsimile:	Facsimile: (713)-880-7670, Attention: President

If to Lessee

For Overnight Messenger:	Diamond-Koch, L.P.
Attention: VP — Propylene
20. E. Greenway Plaza
Houston, Texas 77046
(713)-544-5948

For Mail:	Diamond-Koch, L,P.
Attention: VP — Propylene
20. E. Greenway Plaza
Houston, Texas 77046

For Facsimile:	If to Diamond-Koch, L.P.
Attention: VP — Propylene
Facsimile: (713)-544-7820
     Notice given as aforesaid shall be effective only upon receipt by the Party for whom the same is intended. Lessor or Lessee may change its respective address, telephone, or facsimile numbers by giving notice in writing to the other parties stating the new address. Commencing upon the tenth (10th) day after the giving of such notice, such newly-designated address (or number, as the case may be) shall be such party’s address (or number, as the case may be) for the purpose of all notices or other communications required or permitted to be given pursuant to this Lease.
ARTICLE XV.
     15.1 ENTIRE CONTRACT. This Lease embodies the entire contract between the Parties hereto relative to the subject matter hereof. No amendments, variations, modifications, or changes herein or hereof shall be binding unless in writing and signed by Lessor and Lessee.
     15.2 PERSONAL PRONOUNS. All personal pronouns used in this Lease shall include the other genders whether used in the masculine, feminine, or neuter gender and the singular shall include the plural whenever and as often as may be appropriate.

     15.3 CAPTIONS OR HEADINGS. The marginal captions, notes, or titles appearing in this Lease are inserted and included solely for convenience and shall never be considered or given any effect in construing this Lease or any provision or provisions hereof, or in connection with the duties, obligations, or liabilities of the respective parties hereto or in ascertaining intent, if any question of intent should arise.
     15.4 REAL RIGHT AND COVENANT. This Lease shall constitute a real right and covenant running with the Leased Premises, and this Lease and all of its terms and provisions shall be binding upon the successors, assigns, and legal representatives of Lessee; and whenever in this Lease a reference to either of the parties hereto is made, such reference shall be deemed to include, wherever applicable, a reference to the heirs, executors, administrators, successors, and assigns of said parties. Nothing herein shall be deemed to permit an assignment by Lessee of its interest in this Lease in violation of Section 13.3 hereof.
     15.5 NO AGENCY. It is not the intention of the parties hereto to create under any circumstances, a partnership, or a relationship of master-servant or principal-agent. As between Lessor and Lessee, the rights, duties, obligations, and liabilities of Lessor and Lessee are separate and not joint or collective, and nothing herein shall ever be construed to create a partnership or relationship of master-servant or principal-agent under the laws of the State of Texas. Lessor does not consent to the imposition of any mechanic’s or materialman’s lien against the Leased Premises.
     15.6 EFFECTIVE DATE. The Commencement Date of this Lease shall be the date set forth below for execution of this Lease.
     15.7 APPLICATION OF LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

     EXECUTED AND DELIVERED EFFECTIVE as of 17th day of January, 2002.

LESSOR:

ENTERPRISE PRODUCTS TEXAS
OPERATING, L.P.
By: Enterprise Products Operating L.P., its
general partner
By: Enterprise Products GP, LLC,
Its General Partner

By: /s/ Richard H. Bachmann
Name: Richard H. Bachmann
Title: Executive Vice-President

LESSEE:

DIAMOND-KOCH, L.P.
By: D-K Diamond-Koch, L.L.C.
Its General Partner

By: /s/ Damon Cox
Name: Damon Cox
Title: Attorney-in-Fact